Exhibit 16.1

May 25, 2017

Office of the Chief Accountant

Securities and Exchange Commission
100 F Street, NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated May 25, 2017 of Cardiff International, Inc. (the "Company) to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

KLJ & Associates,LLP

5201 Eden Avenue

Suite 300

Edina, Minnesota 55436

630.277.2330